Exhibit 28(h)(6)

FORM OF INBOUND CALL MANAGEMENT AND
FULFILLMENT SERVICES AGREEMENT

THIS AGREEMENT is made as of this __ day of _____, 2010, by and between The Alerian MLP Funds Trust, a Delaware statutory trust (the “Trust”) and UMB Distribution Services, LLC (“UMBDS”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “Act”), as an open-end management investment company which is authorized to issue shares of beneficial interests in separate series with each such series representing the interests in a separate portfolio of securities and other assets;

WHEREAS, UMBDS offers various inbound call management and fulfillment services to investment companies and others; and

WHEREAS, the Trust and UMBDS desire to enter into an agreement pursuant to which UMBDS shall provide on behalf of the Trust certain inbound call management and fulfillment services to such investment portfolios of the Trust as are listed on Schedule A hereto and any additional investment portfolios the Trust and UMBDS may agree upon and include on Schedule A as such Schedule may be amended from time to time (such investment portfolios and any additional investment portfolios are individually referred to as a “Fund” and collectively the “Funds”).

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.           Appointment and Services

(a)           The Trust hereby retains and does hereby authorize UMBDS to provide the inbound call management and fulfillment services described in Schedule B hereto, and UMBDS agrees to provide such services, for the period and compensation and upon the terms set forth in this Agreement.

(b)           The Trust, at its cost, shall provide UMBDS with the necessary scripts, instructions and all materials (including prospectuses, reports, article reprints, stationery and envelopes) so that UMBDS may provide the services described herein subject to the direction of the Trust.  Notwithstanding anything herein to the contrary, UMBDS shall not be required to provide any services or information that it believes, in its sole discretion, to represent dishonest, unethical or illegal activity.  In no event shall UMBDS provide any investment advice or recommendations to any party in connection with its services hereunder.  All risk of loss for the materials being inventoried by UMBDS on the Trust’s behalf shall be the responsibility of the Trust, and UMBDS shall not be responsible for any loss to this material except as such loss may be caused by UMBDS’s negligence.  UMBDS agrees to use due care in the storage of such materials prior to their distribution.  The Trust shall provide UMBDS from time to time at the earliest practicable date with such details as may reasonably be required concerning media schedules, anticipated call volume and other related information so as to facilitate preparation by UMBDS to provide the services hereunder.

(c)           The Trust shall  cause the Trust’s officers, trustees, investment adviser(s) and sub-advisers, legal counsel, independent accountants, custodian and other service providers and agents, past or present, for the Funds to cooperate with UMBDS and to provide UMBDS with such information, documents and advice as necessary and/or appropriate or as requested by UMBDS, in order to enable UMBDS to perform its duties hereunder.  In connection with its duties hereunder, UMBDS shall (without investigation or verification) be entitled, and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to UMBDS by an officer or representative of the Funds or by any of the aforementioned persons. UMBDS shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party.  Fees charged by such persons shall be an expense of the Trust. UMBDS shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Trust, investment adviser(s) or service provider until receipt of written notice thereof from the Trust.  As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

(d)           UMBDS shall perform its duties hereunder in compliance with all material respects with all applicable federal, state and local laws, rules and regulations, including, without limitation, all rules and regulations made or adopted by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, Inc. and the states in which the Funds are sold.

2.          Fees and Expenses

In consideration of the services rendered pursuant to this Agreement, the Trust shall pay UMBDS such fees, charges and expenses as are set forth in Schedule C hereto. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time.  UMBDS may, at its option, arrange to have various service providers submit invoices directly to the Trust for payment of out of pocket expenses reimbursable hereunder.  All invoices rendered by UMBDS shall be paid within fifteen (15) days of the date of invoice.  At the option of UMBDS, unpaid invoices accrue a finance charge of one and one-half percent (1½%) per month, after the due date.  In the event UMBDS requests advance payment, UMBDS shall not be obligated to incur such expenses or perform the related service(s) until payment is received.

3.          Term; Amendments; Assignment

(a)           This Agreement shall become effective with respect to each Fund listed on Schedule A as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed. This Agreement shall continue in effect with respect to each Fund until terminated as provided herein.

(b)           This Agreement may be terminated by either party with respect to any one or more particular Funds without penalty upon not less than sixty (60) days’ written notice to the other party which notice may be waived by the party entitled to such notice.  Upon termination of this Agreement, UMBDS shall promptly return to the Trust all applicable materials that are the property of the Trust.  All amounts due and owing to UMBDS as of such termination shall become immediately due and payable and the Trust shall pay such amounts at the termination date. The Trust shall be responsible for all  reasonable and documented expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor services agent, including all reasonable trailing expenses incurred by UMBDS. UMBDS shall not reduce the level of service provided to the Trust prior to termination following notice of termination by the Trust.

(c)           Except as expressly provided in this Agreement, the terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by UMBDS and the Trust.  UMBDS may from time to time, in its discretion, appoint one or more other parties to carry out some or all of its responsibilities under this Agreement; provided however, that all fees and expenses incurred in any such appointment shall be paid by UMBDS unless otherwise agreed to by the parties and UMBDS shall remain responsible to the Trust for the acts and omissions of such parties as if such acts or omissions were acts or omissions of UMBDS.

4.          Non-Exclusivity; Confidentiality

(a)           The services of UMBDS hereunder are not deemed to be exclusive.  UMBDS may render inbound call management and fulfillment services and any other services to others, including other investment companies.

(b)           UMBDS agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records relative to the Funds’ shareholders, not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, and not to disclose such information except where UMBDS may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Trust.  In case of any requests or demands for inspection of the records of the Funds, UMBDS will endeavor to notify the Trust promptly and to secure instructions from a representative of the Trust as to such inspection. Records and information which have become known to the public through no wrongful act of UMBDS or any of its employees, agents or representatives, and information which was already in the possession of UMBDS prior to receipt thereof, shall not be subject to this paragraph. Any party appointed pursuant to Section 3(c) above shall be required to treat confidentially records of the Trust.

(c)           UMBDS shall not use the name of the Trust or any Fund (other than in connection with performing its duties and obligations under this Agreement or in a general listing of clients serviced by Distributor) in a manner not approved by the Trust prior thereto in writing; provided, however, that the approval of the Trust shall not be required for the use of the Trust’s name or the name of any Fund in connection with performing its duties and obligations or exercising its rights under this Agreement, or which is required by the Securities and Exchange Commission or any state securities authority or an other appropriate regulatory, governmental or judicial authority, provided, further, that in no event shall such approval be unreasonably withheld or delayed; and provided further that the UMBDS and its affiliates may use the names of the Trust and any Fund pursuant to the terms of any other agreements executed by or among them and the Trust.

5.          Limitation of Liability

(a)           UMBDS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from UMBDS’ willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.  Furthermore, UMBDS shall not be liable for (i) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by UMBDS from an officer or representative of the Trust or from a representative of any of the parties referenced in Section 1 or (ii) any action taken or omission by a Fund, the Trust, investment adviser(s) or any  past or current service provider.

(b)           The Trust agrees to indemnify and hold harmless UMBDS, its employees, agents, officers, directors, members, affiliates and nominees (“Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”) arising out of or in any way relating to (i) UMBDS’ actions or omissions except to the extent a Claim resulted from the UMBDS’ willful misfeasance, bad faith, or negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; (ii) UMBDS’ reliance on, implementation of, or use of (without investigation or verification) advice, instructions, requests, directions, information, data, security valuations, records and documents received by UMBDS from any party referenced in Section 2 hereof or other representative of the Trust, (iii) any breach of any of the Trust’s obligations, representations or warranties hereunder; or (iv) any action taken by or omission of the Trust, investment adviser(s) or any other past or current service provider.

(c)            UMBDS agrees to indemnify and hold harmless the Trust, its trustees, officers, agents and affiliates (collectively the “Trust Indemnified Parties”), from and against any and all claims, demands, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by a Trust Indemnified Party or for which any Trust Indemnified Party may be held liable arising out of or in any way relating to UMBDS’ willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

(d)           Notwithstanding anything herein to the contrary, UMBDS will be excused from its obligation to perform any act, service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and it shall not be responsible for any damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby.  UMBDS will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its control.  The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

(d)           In no event and under no circumstances shall UMBDS, its affiliates or any of its or their officers, directors, agents or employees be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

6.          Governing Law; Invalidity

This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the Act or any rule or order of the Securities and Exchange Commission thereunder.  Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

7.          Miscellaneous

(a)         The 800-telephone number that is transferred to UMBDS, in order for UMBDS to provide the services hereunder, shall remain the property of the Trust in relation to the provision of inbound call management and fulfillment services.  In the event that this Agreement is terminated, UMBDS shall assert no claim in or to this telephone number.

(b)         This Agreement and the Schedules incorporated hereto constitute the full and complete understanding and agreement of UMBDS and the Trust and supersedes all prior negotiations, understandings and agreements.

(c)         This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding on any of the trustees, officers or shareholders of the Trust individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assts of one Fund shall not be liable for the obligations of another Fund.

(d)         Upon reasonable request of the Trust, UMBDS shall grant the Trust’s duly authorized officers (including the Trust’s Chief Compliance Officer), investment adviser, agents and independent registered public accounting firm access, during normal business hours, to UMBDS’ facilities, records and personnel to the extent such facilities, records and personnel are used in connection with or relate to UMBDS’ services to be provided hereunder, for the purposes of: (i) conducting a due diligence review of UMBDS’ facilities, recordkeeping and personnel; (ii) facilitating the preparation and audit, as applicable, of the Funds’ financial statements; (iii) complying with any regulatory requirements applicable to the Trust; and (iv) conducting compliance review or audits in connection with the Chief Compliance Officer’s, Trust’s and Board of Trustees’ obligations under Rule 38a-1 under the 1940 Act.

(e)         Upon reasonable request, UMBDS will provide sub-certifications to the Trust and/or its officers with respect to its services provided hereunder to support: (i) the Trust’s compliance program and (ii) the certifications required of the principal executive officer and principal financial officer of the Trust under the Sarbanes-Oxley Act of 2002 and implementing rules and regulations.

(f)         To the extent required by Section 31 of the 1940 Act and the rules and regulations thereunder, the records covered by this Agreement and maintained by UMBDS, shall be considered to be the property of the Trust, shall be made available upon request for inspection by the officers, employees, and auditors of the Trust, and shall be delivered to the Trust promptly upon request and in any event upon the date of termination of this Agreement, in the form and manner kept by UMBDS on such date of termination or such earlier date as may be requested by the Trust.

(g)	The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the Funds.

8.          Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to be effective upon the date specified on the return receipt when sent by registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to UMBDS shall be sent to UMB Distribution Services, LLC, 803 West Michigan Street, Suite A, Milwaukee, WI, 53233, Attention: Peter Hammond, and notice to the Trust shall be sent to: The Alerian MLP Funds Trust, 2100 McKinney Ave, Suite 1825; Dallas, Texas 75201; , Attention: President.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

THE ALERIAN MLP FUNDS TRUST
(the “Trust”)

By: _______________________________
President

UMB DISTRIBUTION SERVICES, LLC
(“UMBDS”)

By: _______________________________

Schedule A
to the
Form of Inbound Call Management and Fulfillment Services Agreement
by and between
The Alerian MLP Funds Trust
and
UMB Distribution Services, LLC

Name of Funds

Alerian MLP Select 40 Fund
Alerian MLP Alpha Fund
Alerian MLP Income Fund

Schedule B
to the
Form of Inbound Call Management and Fulfillment Services Agreement
by and between
The Alerian MLP Funds Trust
and
UMB Distribution Services, LLC

SERVICES

Inbound Call Management

♦	Standard business hours: 7 a.m. – 7 p.m. CST, Monday through Friday (except major holidays)

♦	Qualify callers

♦	Provide detailed responses to fund inquiries (not scripted)

♦	Automated voice response system

♦	Custom database maintenance

♦	Periodic activity reporting:

➢	Names, addresses, telephone numbers and types of inquiries

➢	Call tracking, by:

à	Fund

à	Zip code or geographic region

à	Source code

♦	Call switching

à	Complex calls can be forwarded to fund, if desired

à	Transfer calls to transfer agent

Fulfillment

♦	Standard business hours: Monday through Friday 8:00 – 5:00 CST (except major holidays)

♦	Literature requests fulfilled and mailed typically within 24 hours (but at most within 3 business days with respect to all documents required by the SEC to be sent within such timeframes).

♦	On-site inventory control

♦	Customized investor kit assembly and literature fulfillment

♦	Personalized letters developed by UMBDS

♦	Fulfill literature requests downloaded from the Trust’s Internet site through UMBDS 4.Net Fulfillment service

♦	Conduct follow-up mail campaign

♦	Fulfill literature requests received via Reader Service campaign

♦	Ability to supply 3rd party channels with fund literature

♦	Periodic reporting

♦	Advanced notice of need to order additional materials

♦	Mailing of premium items

Miscellaneous

♦	Fulfillment Reference Manual maintenance

♦	Fulfillment representative training

The duties of the UMBDS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the UMBDS hereunder.  These services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider.  To the extent the UMBDS agrees to take such actions, those actions taken shall be deemed part of this service schedule.

Schedule C
to the
Form of Inbound Call Management and Fulfillment Services Agreement
by and between

The Alerian MLP Funds Trust
and
UMB Distribution Services, LLC

FEE SCHEDULE

Base Fee
Per month, per fund	$250

Prospective Investor Services
Telephone calls, letters/e-mails (per occurrence)	$2.75

Standard Package for Mailing
■ Up to four pieces	$2.50
■ Each additional item	$0.50

Special Processing / Manual Entry
E-mail/fax request	$2.75

Programming and Special Project Fees
Additional fees at $175 per hour, or as quoted by project, may apply for special programming or projects to meet your servicing requirements or to create custom reports.

Conversion Costs	TBD

Out-of-Pocket Expenses
Out-of-pocket expenses include but are not limited to copying charges, facsimile charges, inventory and record storage, stationery, printing and production of materials, envelopes, postage and direct delivery charges, travel, telephone and long distance charges, toll-free number, and expenses, including but not limited to attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds.

Optional Services

VRU Services
■ One-time VRU set-up fee	$3,500
■ Annual VRU maintenance fee	$2,500
■ VRU charge (per call)	$ .40

Web-based Document Mailings*
■ One-time set-up fee	$4,000
■ Annual maintenance fee	$1,500
■ Per shareholder, per mailing	$ .15

*statements, prospectuses, financial reports, etc.

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.